Exhibit 99.1

NEWMARKET CORPORATION REPORTS THIRD QUARTER AND FIRST NINE MONTHS 2010 RESULTS

•	Petroleum Additives Posts Highest Quarterly Profits for the Year

•	Nine Months Net Income up 10 Percent

Richmond, VA, October 28, 2010 – NewMarket Corporation (NYSE – NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the third quarter and first nine months of 2010.

Net income for the third quarter of 2010 was $45.7 million, or $3.18 per share. For the first nine months of 2010, net income was $127.7 million, or $8.64 per share. Net income for the third quarter and first nine months of this year included charges to earnings from recording at fair value an interest rate swap agreement related to financing on Foundry Park. Excluding these charges, earnings for the third quarter and first nine months of 2010 were $49 million, or $3.41 per share, and $138.4 million, or $9.37 per share, respectively.

Petroleum additives operations in the third quarter of this year continued to grow from the first and second quarters with operating profit of $80 million. Sales of petroleum additives for the third quarter of this year improved to $465.1 million, an increase of 12 percent over sales for the third quarter last year of $413.7 million. The improvement in sales included the benefit of a 6 percent increase in shipments for the quarter and the benefit of the acquisition we made earlier in the year.

Petroleum additives operating profit for the first nine months of this year improved to $227 million, an increase of 6 percent over operating profit for the same period last year of $214 million. The improvements in the nine months results for this year reflect the continuing strong performance of the lubricant additives product line. Sales of petroleum additives for the first nine months of this year improved to $1,319.4 million, an increase of 18 percent over sales for the same period last year of $1,116.7 million. Shipments of petroleum additives for the first nine months of 2010 have increased 16 percent over the same period last year.

Net income for the third quarter of 2009 was $56.7 million, or $3.72 per share. For the first nine months of 2009, net income was $116.0 million, or $7.61 per share. The following Summary of Earnings reflects net income including the losses on the agreement related to financing on Foundry Park, as well as earnings excluding the losses and the related per-share amounts.

	Summary of Earnings (In millions, except per-share amounts)
	Third Quarter Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Net Income
Net income	$45.7	$56.7	$127.7	$116.0
Loss on interest rate swap agreement	3.3	2.4	10.7	9.8

Income excluding loss on interest rate swap	$49.0	$59.1	$138.4	$125.8

Diluted Earnings Per Share:
Net income	$3.18	$3.72	$8.64	$7.61
Loss on interest rate swap agreement	0.23	0.16	0.73	0.64

Income excluding loss on interest rate swap	$3.41	$3.88	$9.37	$8.25

Our petroleum additives business continues to deliver excellent results and is performing as we expected. Our overall demand leveled off in the third quarter compared to the second, which is in line with a recovering industry as demand for our products returns to the levels seen before the recession. We are able to deliver this excellent performance by continuing to deliver new and differentiated products and services to our customers that enhance their position in the marketplace. Our plants are running well and operating at high rates.

During the first quarter of this year, we utilized our strong financial position to acquire Polartech, a leading metalworking additives company. Year to date, we have purchased 925,241 shares (98,903 shares in the third quarter) of our common stock for $89 million and reduced total debt by $12.8 million.

Our business is performing well as our continuing investment in research and development and geographic expansion enhance our ability to service our customers in the marketplace. We plan to continue to invest in the people, technology, and facilities that it will take to excel in this market.

Sincerely,

Thomas E. Gottwald

Summary of Earnings for the 2010 and 2009 Periods

As noted, net income for the third quarter and first nine months periods for both 2010 and 2009 includes charges on an interest rate swap agreement. These amounts result from the company valuing an interest rate swap agreement at its fair value on both September 30, 2010 and 2009.

The company has reported net income including these amounts, as well as income excluding them, and related per share amounts in this release. The company believes that even though income, excluding these amounts, is not required by or presented in accordance with generally accepted accounting principles (GAAP) accepted in the United States, this additional measure enhances understanding of the company’s performance. The company believes earnings, excluding this item, enhance period to period comparability. The company believes that income, excluding this item, should not be considered an alternative to net income determined under GAAP.

As a reminder, a conference call and Internet webcast is scheduled for 10:00 a.m. EDT on Friday, October 29, 2010, to review third quarter financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until November 5, 2010 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The account number is 286. The conference ID number is 358015. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; ability to respond effectively to technological changes in our industry; supply disruptions at single sourced facilities; failure to protect our intellectual property rights; political, economic, and regulatory factors concerning our products; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete future acquisitions or successfully integrate future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2009 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Third Quarter Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Revenue:
Petroleum additives	$465.1	$413.7	$1,319.4	$1,116.7
Real estate development	2.9	—	8.6	—
All other (a)	3.8	4.1	8.7	9.2

Total	$471.8	$417.8	$1,336.7	$1,125.9

Segment operating profit:
Petroleum additives	$80.0	$96.3	$227.0	$214.0
Real estate development	1.8	(0.2)	5.3	(0.5)
All other (a)	1.2	1.2	3.2	(0.8)

Segment operating profit	83.0	97.3	235.5	212.7

Corporate unallocated expense	(5.6)	(3.3)	(14.5)	(12.1)
Interest and financing expenses	(4.5)	(2.9)	(12.7)	(8.7)
Loss on an interest rate swap agreement (b)	(5.5)	(3.8)	(17.6)	(15.7)
Other income (expense), net	0.2	(0.3)	(0.2)	0.2

Income before income tax expense	$67.6	$87.0	$190.5	$176.4

Net income	$45.7	$56.7	$127.7	$116.0

Basic earnings per share	$3.19	$3.73	$8.66	$7.63

Diluted earnings per share	$3.18	$3.72	$8.64	$7.61

Notes to Segment Results and Other Financial Information

(a)	“All other” includes the results of our TEL business, as well as certain contract manufacturing of Ethyl Corporation.

(b)	The loss on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the interest rate swap and, accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Third Quarter Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Revenue:
Net sales - product	$468,919	$417,832	$1,328,170	$1,125,881
Rental revenue	2,858	—	8,574	—

	471,777	417,832	1,336,744	1,125,881

Costs:
Cost of goods sold - product	334,766	274,865	944,968	780,427
Cost of rental	1,089	—	3,245	—

	335,855	274,865	948,213	780,427

Gross profit	135,922	142,967	388,531	345,454

Selling, general, and administrative expenses	35,711	27,618	102,478	83,141
Research, development, and testing expenses	22,719	21,602	65,866	61,448

Operating profit	77,492	93,747	220,187	200,865

Interest and financing expenses	4,465	2,909	12,728	8,704
Other expense, net (a)	5,453	3,804	16,974	15,734

Income before income tax expense	67,574	87,034	190,485	176,427

Income tax expense	21,855	30,347	62,772	60,394

Net income	$45,719	$56,687	$127,713	$116,033

Basic earnings per share	$3.19	$3.73	$8.66	$7.63

Diluted earnings per share	$3.18	$3.72	$8.64	$7.61

Shares used to compute basic earnings per share	14,353	15,208	14,756	15,205

Shares used to compute diluted earnings per share	14,383	15,245	14,788	15,243

Cash dividends declared per share	$0.375	$0.25	$1.125	$0.70

Notes to Consolidated Statements of Income

(a)	On June 25, 2009 we entered into an interest rate swap. The loss on the interest rate swap was $5.5 million for the third quarter ended September 30, 2010 and $17.6 million for the nine months ended September 30, 2010. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	September 30 2010	December 31 2009
ASSETS

Current assets:
Cash and cash equivalents	$50,283	$151,831
Short-term investments	300	300
Trade and other accounts receivable, less allowance for doubtful accounts ($717 - 2010; $1,195 - 2009)	266,513	214,887
Inventories	261,866	192,903
Deferred income taxes	5,208	4,118
Prepaid expenses and other current assets	17,959	39,100

Total current assets	602,129	603,139

Property, plant and equipment, at cost	980,486	934,382
Less accumulated depreciation and amortization	648,487	631,967

Net property, plant and equipment	331,999	302,415

Prepaid pension cost	5,522	2,430
Deferred income taxes	35,589	34,670
Other assets and deferred charges	55,412	37,475
Intangibles (net of amortization) and goodwill	48,706	45,063

Total assets	$1,079,357	$1,025,192

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$113,300	$88,186
Accrued expenses	67,796	63,775
Dividends payable	4,662	4,992
Book overdraft	2,657	2,230
Long-term debt, current portion	3,038	33,881
Income taxes payable	10,919	4,988

Total current liabilities	202,372	198,052

Long-term debt	234,246	216,200
Other noncurrent liabilities	164,112	152,755

Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding - 14,291,122 in 2010 and 15,209,989 in 2009	—	275
Accumulated other comprehensive loss	(76,831)	(74,784)
Retained earnings	555,458	532,694

	478,627	458,185

Total liabilities and shareholders’ equity	$1,079,357	$1,025,192